As filed with the Securities and Exchange Commission on August 19, 2022

Registration No. 333-

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Actinium Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2963609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Madison Avenue, 7th Floor, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

Actinium Pharmaceuticals Inc. 2019 Stock Plan
(Full title of the plan)

Sandesh Seth
Chairman and Chief Executive Officer
275 Madison Avenue, 7th Floor,
New York, New York 10016
(Name and address of agent for service)

(914) 233-3004
(Telephone number, including area code, of agent for service)

Copy to:
Rick A. Werner, Esq.
Jayun Koo, Esq.
Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, New York 10112
Tel. (212) 659-7300
Fax (212) 884-8234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Actinium Pharmaceuticals, Inc. (the “Company”) in connection with the registration of 5,833,333 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable pursuant to the Actinium Pharmaceuticals, Inc. 2019 Stock Plan (as amended, the “2019 Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of common stock pursuant to the 2019 Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

1. Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 25, 2022;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 13, 2022, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on August 12, 2022;

3. Our Current Reports on Form 8-K filed with the Commission on April 13, 2022 and June 29, 2022;

4. The description of our common stock, which is contained in Exhibit 4.15 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, and any amendment or report filed with the SEC for purposes of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”) (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Actinium Pharmaceuticals, Inc., 275 Madison Avenue, 7th Floor, New York, NY 10016, Attention: Steve O’Loughlin, Chief Financial Officer; or by telephone at: (646) 677-3875.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.  Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized under Delaware law.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. We have also entered in to Indemnification Agreements with our executive officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Actinium Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on April 17, 2013).

4.2	Certificate of Amendment to Certificate of Incorporation filed January 7, 2014 (incorporated by reference to Exhibit 3.5 to Form S-1 filed on January 31, 2014).

4.3	Certificate of Amendment to Certificate of Incorporation filed February 3, 2014. (incorporated by reference to Exhibit 3.1 to Form 8-K filed on February 7, 2014).

4.4	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on March 4, 2015).

4.5	Certificate of Amendment to Actinium’s Certificate of Incorporation, as amended, filed on February 26, 2018 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on February 26, 2018).

4.6	Certificate of Amendment to Actinium’s Certificate of Incorporation, as amended, filed on March 6, 2019 (incorporated by reference to Exhibit 3.7 to Form 10-K filed on March 15, 2019).

4.7	Certificate of Amendment to Certificate of Incorporation, as amended, filed on June 16, 2020 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on June 16, 2020).

4.8	Amended and Restated Bylaws, dated August 8, 2018 (incorporated by reference to Exhibit 3.1 to Form 10-Q filed on August 9, 2018).

4.9	Amendment to the Amended and Restated Bylaws, dated May 7, 2020 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 5, 2020).

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

99.1	Actinium Pharmaceuticals, Inc. 2019 Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Commission on November 20, 2020).

99.2	Amendment to the Actinium Pharmaceuticals, Inc. 2019 Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Commission on November 20, 2020).

99.3	Second Amendment to the Actinium Pharmaceuticals, Inc. 2019 Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Commission on November 9, 2021).

99.4*	Third Amendment to the Actinium Pharmaceuticals, Inc. 2019 Stock Plan.

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of August, 2022.

Actinium Pharmaceuticals, Inc.

By:	/s/ Sandesh Seth
Sandesh Seth
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sandesh Seth or Steve O’Loughlin, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated and on the 19th day of August, 2022.

Signature	Title

/s/ Sandesh Seth	Chairman and Chief Executive Officer
Sandesh Seth	(Principal Executive Officer)

/s/ Steve O’Loughlin	Chief Financial Officer
Steve O’Loughlin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey Chell	Director
Jeffrey Chell

Director
David Nicholson

/s/ Richard I. Steinhart	Director
Richard I. Steinhart

/s/ Ajit J. Shetty	Director
Ajit J. Shetty